Exhibit 10.1

AMENDMENT NO. 1

to

TERM LOAN AGREEMENT

dated as of January 27, 2016 between

SEVCON, INC.

and

BANCA MONTE DEI PASCHI DI SIENA S.p.A.

acting through its New York branch

This AMENDMENT NO. 1 (this “Amendment”) is made as of December 5, 2016 by and among Sevcon, Inc., a Delaware corporation with offices at 155 Northboro Road, Southborough, Massachusetts 01772 (the “Borrower”) and BANCA MONTE DEI PASCHI DI SIENA S.p.A., acting through its New York branch, having an office at 55 East 59th Street, New York, New York 10022 (the “Bank”), to amend that certain Term Loan Agreement dated as of January 27, 2016, by and between the Borrower and the Bank (the “Term Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Term Loan Agreement.

WHEREAS, the Borrower has requested that the Bank agree to make the amendment to the Term Loan Agreement set forth herein and the Bank is willing to do so;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:.

Amendment to the Term Loan Agreement. The Term Loan Agreement is hereby amended, with effect from and including the date hereof, by deleting in its entirety the definition of “Leverage Ratio,” as it appears in Article I, and replacing it with the following new definition:

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) consolidated Indebtedness of the Borrower and its Subsidiaries minus cash and marketable securities of the Borrower and its Subsidiaries to (b) EBITDA of the Borrower and its Subsidiaries for the 12 month period ended as of such date of determination plus the net cash proceeds received by the Borrower from the issuance and sale of equity securities during such 12 month period.

Reference to and Effect on the Term Loan Agreement. Upon the effectiveness hereof, each reference to the Term Loan Agreement in the Term Loan Agreement or any other Loan Document shall mean and be a reference to the Term Loan Agreement as amended hereby. The Term Loan Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

Governing Law. This Amendment shall be governed by the law of the State of New York.

Counterparts; Signatures. This Amendment may be executed by the parties hereto on separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or other electronic imaging shall have the same force and effect as manual signatures delivered in person.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first written above.

SEVCON, INC.	BANCA MONTE DEI PASCHI DI SIENA S.p.A.,
acting through its New York branch

By: /s/ Paul N. Farquhar	By: /s/ Vincenzo Ciaclo
Name: Paul N. Farquhar	Name: Vincenzo Ciaclo
Title: Treasurer	Title: SVP & General Manager

By: /s/ Nicolas A Kanaris
Name: Nicolas A Kanaris
Title: FVP & Deputy General Manager

Consent of Guarantors.

The undersigned Guarantors under the Term Loan Agreement hereby consent to the form and terms of the foregoing First Amendment and reaffirm their respective obligations to the Bank under the terms of the Guaranty dated January 27, 2016.

SEVCON USA, INC.

By:	/s/ Paul N. Farquhar

Name: Paul N. Farquhar

Title: Treasurer

SEVCON SECURITY CORPORATION

By:	/s/ Paul N. Farquhar

Name: Paul N. Farquhar

Title: Treasurer